UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2006
Federal National Mortgage Association
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-50231	52-0883107
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

3900 Wisconsin Avenue, NW		20016
Washington, DC		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: 202-752-7000
(Former Name or Former Address, if Changed Since Last Report):
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Fannie Mae (formally, the Federal National Mortgage Association) is reporting that Julie St. John, the company’s Executive Vice President and Chief Information Officer, has advised that she intends to resign from the company. Ms. St. John has been taking a lead role in connection with the company’s ongoing restructuring of its Enterprise Systems and Operations division. In order to allow Fannie Mae to obtain Ms. St. John’s continued assistance with the restructuring and permit a smooth transition for the company, Ms. St. John has agreed to defer her departure. On July 7, 2006, Fannie Mae and Ms. St. John entered into a separation agreement. Under the agreement, Ms. St. John will continue to serve as an officer or employee of Fannie Mae until December 31, 2006, unless Fannie Mae and Ms. St. John mutually agree to an earlier date. As required pursuant to Section 309(d) of the Federal National Mortgage Association Charter Act, as amended, the provisions of the separation agreement relating to the terms of Ms. St. John’s termination of employment have been reviewed by the Director of the Office of Federal Housing Enterprise Oversight (“OFHEO”), and were approved on June 27, 2006. OFHEO conditioned its approval of the separation agreement on Fannie Mae’s retention of any existing rights with respect to restitution, disgorgement, or other remedial action relating to matters contained in OFHEO’s Report of the Special Examination of Fannie Mae, May 2006.
     Under the separation agreement, and in accordance with the terms of the severance program for management level employees approved by the Board on March 10, 2005 and disclosed on Fannie Mae’s Form 8-K filed March 11, 2005, Ms. St. John will be entitled to receive the compensation and benefits described below.
•	Severance Payment. For her 16 years of service, Ms. St. John will be entitled to 78 weeks of her current base pay, totaling of $794,463.

•	Stock Options. Ms. St. John will be entitled to accelerated vesting of options to purchase 34,429 shares of common stock, at exercise prices ranging from $69.43 to $78.315 per share, that are scheduled to vest within 12 months of her termination date, and options to purchase 18,470 shares of common stock at $78.315 per share will be cancelled. Assuming she does not exercise any options before December 31, 2006, other than ones that will expire prior to that time, Ms. St. John then will hold vested and exercisable options to purchase a total of 269,964 shares of common stock, including the options subject to accelerated vesting, at exercise prices ranging from $51.7188 to $80.95 per share. Under Fannie Mae’s stock compensation plans, all options held and vested at the time of retirement by any option holder who is at least 55 years old and who has at least 5 years of service with Fannie Mae remain exercisable until their original expiration date, which is generally 10 years after grant. Ms. St. John will be eligible for retirement on December 5, 2006. Accordingly, if she ceases to be an employee on or after that date, her vested options will expire between November 2007 and January 2014. Otherwise her vested options will expire on the anniversary of the date on which she ceases to be an employee.

•	Restricted Stock. Ms. St. John will be entitled to accelerated vesting of 16,935 shares of restricted stock that are scheduled to vest within 12 months of her termination date.

•	Deferred Cash. In February 2006, Ms. St. John was awarded a variable long-term incentive award for the 2005 performance year, payable partly in cash and at a rate of 25% per year beginning in January 2007. Ms. St. John will be entitled to a lump sum payment of $145,695, which represents the cash payment she would have received within 12 months of her termination date.

•	Annual Cash Bonus. If Fannie Mae pays bonuses under its Annual Incentive Plan (AIP) for 2006, Ms. St. John will be entitled to a lump sum prorated bonus for 2006. The total amount of bonuses that may be paid under the AIP to all eligible employees is typically determined based on the achievement of corporate goals.

•	Performance Share Payouts. As a member of Fannie Mae’s senior management, Ms. St. John has received annual awards entitling her to receive shares of common stock based upon and subject to Fannie Mae’s meeting corporate performance objectives over three-year periods. Generally, the Compensation Committee of Fannie Mae’s Board determines in January the company’s achievement against the goals for the performance share cycle that just ended. That achievement determines the payout of the performance shares and the shares are paid out to current executives in two annual installments.

For the performance cycle completed in 2003, Ms. St. John was determined in January 2004 to be entitled to receive 23,850 shares of common stock, of which she has been paid 11,925 shares in accordance with the program.

For the performance cycles ending in 2004 through 2006, Ms. St. John has been granted awards with the target, threshold and maximum share amounts listed in the table below, based on the achievement of the specified performance goals. However, as previously announced, because Fannie Mae does not have reliable financial data for years within the award cycles, the Compensation Committee and the Board decided not to determine the amount of the awards under the performance share program for the three-year performance share cycles that ended in 2004 and 2005 and not to pay the second installment of shares for the three-year performance share cycle that ended in 2003 (the first installment of which was paid in January 2004). In the future, the Compensation Committee and the Board will review the performance shares program and determine the appropriate approach for settling its obligations with respect to the existing unpaid performance share cycles.

	Range of Potential
	Performance Share Payments
Award Cycle	threshold	target	maximum
2002 to 2004	7,772	19,431	29,147
2003 to 2005	8,806	22,015	33,023
2004 to 2006	9,389	23,473	35,210
To the extent the Compensation Committee of the Board of Directors determines that performance share awards or any alternative payment in lieu of performance share awards are payable to any other Executive Vice President, Ms. St. John is entitled to receive payouts of any unpaid performance shares for cycles that have been completed on or before the date on which she ceases to be an employee. In addition, if Ms. St. John ceases to be an employee before the end of 2006 but on or after December 5, 2006, which is the date on which she will be eligible for retirement, she will be entitled to a payment for the performance cycle ending in 2006, reduced on a pro rata basis based on the length of her service during the cycle ending in 2006.
•	Medical coverage. Ms. St. John will be entitled to continued access to Fannie Mae’s medical and dental plans for up to five years, and Fannie Mae will pay a portion of the premiums necessary to continue her existing medical and/or dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to 18 months after her termination. In addition, if Ms. St. John ceases to be an employee on or after December 5, 2006, which is the date on which she will be eligible for retirement, she will be entitled to participate in the medical coverage plan available to Fannie Mae retirees having the required number of years of service at a reduced cost offered to such retirees.
     The separation agreement provides that Ms. St. John may not solicit or accept employment with the following identified entities or act in any way, directly or indirectly, to solicit or obtain employment or work for Freddie Mac, any one of the Federal Home Loan Banks or the Office of Finance, whether such employment is to be as a Freddie Mac, Federal Home Loan Bank or Office of Finance employee, consultant, or advisor, for a period of 12 months following termination. Under the separation agreement, Ms. St. John agreed to a general release of the company from any and all claims arising from her employment with or termination from the company. She also agreed to cooperate with any investigation conducted by Fannie Mae, its auditor, OFHEO or any federal, state or local government authority relating to Fannie Mae.
     The separation agreement will not terminate or limit the protections provided under the indemnification agreement between Fannie Mae and Ms. St. John, the form of which was filed as Exhibit 10.8 to Fannie Mae’s Form 10 filed with the Securities and Exchange Commission on March 31, 2003, nor any director and officer insurance that is in effect during her employment. Consistent with Fannie Mae’s severance program for management level employees, Ms. St. John also will be entitled to certain outplacement services to be used within 12 months after she ceases to be an employee.
     The separation agreement, a copy of which is furnished as Exhibit 99.1 to this report, is incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
     On July 7, 2006, Fannie Mae entered into a separation agreement with Julie St. John, Fannie Mae’s Executive Vice President and Chief Information Officer, as reported above under Item 1.01, which provides that Ms. St. John will cease to serve as an officer or employee of Fannie Mae effective on December 31, 2006, unless Fannie Mae and Ms. St. John mutually agree to an earlier date. In addition to the benefits provided under the separation agreement described above, Ms. St. John will be entitled to receive the compensation and benefits described below.
•	Employee Stock Ownership Plan (ESOP) and Retirement Saving Plan. Ms. St. John has accumulated benefits in the company’s ESOP and the company’s retirement savings plan (401(k) plan), including vested company contributions, to which she will be entitled in accordance with the terms of those plans.

•	Pension Plans. Under Fannie Mae’s pension plans, estimated monthly payments of approximately $15,963 will be payable during the lives of Ms. St. John and her surviving spouse.

•	Life insurance. Consistent with Fannie Mae’s executive life insurance program, if Ms. St. John ceases to be an employee of Fannie Mae on or after December 5, 2006, the date on which she will be eligible for retirement, she will be entitled to have Fannie Mae pay the cost of premiums for her $2,000,000 policy through 2008.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The exhibit index filed herewith is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

Date: July 7, 2006	By	/s/ Anthony F. Marra
Anthony F. Marra
Senior Vice President and Deputy General Counsel

EXHIBIT INDEX
The following exhibits are submitted herewith:

Exhibit Number	Description of Exhibit

99.1	Separation Letter Agreement between Fannie Mae and Julie St. John, dated July 7, 2006 (This exhibit is a management contract or compensatory plan or arrangement).